Registration No. 33------

                               UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C.  20549


                                 FORM S-3
          REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                    COLUMBIA/HCA HEALTHCARE CORPORATION

          (Exact name of registrant as specified in its charter)

            DELAWARE                             75-2497104
(State or other jurisdiction of            (I.R.S. Employer
 incorporation or organization)            Identification No.)

      201 West Main Street, Louisville, Kentucky 40202 (502) 572-2000
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                             Stephen T. Braun
                 Senior Vice President and General Counsel
                    Columbia/HCA Healthcare Corporation
                           201 West Main Street
                        Louisville, Kentucky 40202
                              (502) 572-2000

                    (Name, address, including zip code,
                      and telephone number, including
                      area code, of agent for service)

      Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of the Registration Statement.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. / X /

                      CALCULATION OF REGISTRATION FEE

                                      Proposed     Proposed        Amount
                                      maximum      maximum          of
Title of           Amount to          offering     aggregate       Regis-
Securities to          be             price per    offering        tration
be registered      registered           unit*       price*         Fee

Common Stock,      524,370 shares(1)  $0.2162     $113,368.79       39.00
Par value
$.01 per           194,242 shares(1)  $0.5952     $115,612.84       40.00
share, with
associated         150,000 shares(2)  $40.875   $6,131,250.00     2,114.00
Stock Purchase     _______                       ____________     ________
Rights             868,612                      $6,360,231.63    $2,193.00


(1) Pursuant to Rule 457(h) for those shares offered pursuant to stock options, the fee is computed upon the basis of the price at which the options may be exercised.

(2) Estimated pursuant to Rule 457 solely for purposes of determining the registration fee. Calculated on the basis of the average of the high price of $41.25 and the low price of $40.50 reported by the consolidated transaction reporting system for securities listed on the New York Stock Exchange ($40.875 per share) on February 17, 1994.

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

      Exhibit Index appears on page number II-5.

PROSPECTUS

                    COLUMBIA/HCA HEALTHCARE CORPORATION

                              868,612 Shares

                               Common Stock

                         Par Value $.01 Per Share

      This Prospectus relates to the offering by Columbia/HCA Healthcare Corporation (the "Company") of 868,612 shares of Common Stock, par value $.01 per share (the "Common Stock"), (i) purchasable by certain persons or related entities ("Grantees") who have been granted options to purchase an aggregate of 297,990 shares of the Common Stock ("Initial Options") pursuant to the Company's Nonqualified Initial Option Plan (the "Plan");
(ii) purchasable by charitable foundations or organizations which have been granted options to purchase an aggregate of 420,622 shares of Common Stock (the "Charitable Options"); and (iii) up to 150,000 shares of Common Stock issuable to each employee who was a participant in the 1992 Employee Stock Purchase Plan of HCA-Hospital Corporation of America for the plan year ending May 31, 1994 ("ESPP Shares").

      All shares of the Common Stock of the Company, including the shares of Common Stock to which this Prospectus relates, are listed on the New York Stock Exchange.

      This Prospectus may not be used for reoffers or resales of Common Stock acquired hereunder.

      It may be advisable for purchasers of shares of Common Stock hereunder to consult with legal counsel concerning the securities and tax law implications of the acquisition or disposition of the shares of Common Stock obtained by exercise of the Initial Options or of the Charitable Options.

      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

       The date of this Prospectus is ________________________, 1994

                           AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the Commission: New York Regional Office, Seven World Trade Center, New York, New York 10048; and the Chicago Regional Office, Northwestern Atrium Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates by writing to the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the Company's Common Stock is listed on the New York Stock Exchange and similar information concerning the Company can be inspected and copied at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

      This Prospectus constitutes a part of a Registration Statement on Form S-3 (together with all amendments, supplements and exhibits thereto, the "Registration Statement") filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus omits certain of the information set forth in the Registration Statement (in accordance with the rules and regulations of the Commission), and reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Company and the Common Stock.

              INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


      The following documents filed by the Company (including its predecessors, Columbia Healthcare Corporation and Columbia Hospital Corporation) with the Commission are incorporated herein by reference:

1. Annual Report on Form 10-K for the year ended December 31, 1992 (the "Form 10-K").

2. The portions of the Proxy Statement for the Annual Meeting of Stockholders held May 20, 1993 that have been incorporated by reference in the Form 10-K.

3. Quarterly Reports on Form 10-Q for the interim periods ended March 31, 1993, June 30, 1993 and September 30, 1993.

4. Current Reports on Form 8-K dated June 10, 1993, September 16, 1993, September 29, 1993, October 2, 1993, November 5, 1993, November 10, 1993, November 15, 1993, December 15, 1993, February 11, 1994 and
      February 22, 1994.

5.    Registration Statement on Form 8-A dated August 31, 1993.

6.    Registration Statement on Form S-4 (File No. 33-49773).

7.    Registration Statement on Form S-4 (File No. 33-50735).

The following Galen Health Care, Inc. documents are incorporated herein by reference:

1. General Form for Registration of Securities on Form 10 dated December 31, 1992 (File No. 1-11233).

2.    Form 8, Amendment No. 1 to General Form for Registration of
      Securities on Form 10 dated February 17, 1993.

3. Quarterly Reports on Form 10-Q for the interim periods ended February 28, 1993 and May 31, 1993.

4.    Current Report on Form 8-K dated June 10, 1993.

The following HCA - Hospital Corporation of America documents are incorporated by reference herein:

1. Annual Report on Form 10-K for the year ended December 31, 1992 (the "1992 HCA 10-K").

2. The portions of the Proxy Statement for the Annual Meeting of Stockholders held April 19, 1993 that have been incorporated by reference in the 1992 HCA 10-K.

3. Quarterly Reports on Form 10-Q for the interim periods ended March 31, 1993, June 30, 1993 and September 30, 1993.

4. Current Reports on 8-K dated February 2, 1993, February 18, 1993, February 22, 1993, June 1, 1993, July 28, 1993, August 9, 1993,
      September 2, 1993 and October 2, 1993, October 25, 1993, November 17, 1993, December 16, 1993 and February 10, 1994.

5. Registration Statement on Form 8-A dated January 17, 1992, as amended by Amendment No. 1 on Form 8 dated February 13, 1992.

      All reports and other documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents. Any statement set forth herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, will be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement set forth herein or in a subsequently filed document deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

      The Company will furnish, without charge, to each person to whom a Prospectus is delivered, upon written or oral request, a copy of any or all of the foregoing documents incorporated herein by reference other than exhibits to such documents (unless such exhibits are specifically incorporated by reference therein). Requests for such documents should be submitted in writing to Joan O. Kroger, Secretary, Columbia/HCA Healthcare Corporation, 201 West Main Street, Louisville, Kentucky 40202 or by telephone at (502) 572-2259.

                                THE COMPANY


      The Company is a health care services company that is engaged primarily in buying, selling, owning and operating general, acute care and specialty hospitals and related health care facilities.

      Effective February 10, 1994, the Company consummated a business combination transaction (the "HCA Merger") with HCA-Hospital Corporation of America, a Delaware corporation, ("HCA"), pursuant to which HCA merged with a wholly owned subsidiary of the Company. As a result of the HCA merger, HCA became a wholly owned subsidiary of the Company. HCA is a health care services company that primarily owns and operates acute care and specialty hospitals.

      The Company was formed in January 1990 as a Nevada corporation and reincorporated in Delaware in September 1993. The Company's principal executive offices are located at 201 West Main Street, Louisville, Kentucky 40202, and its telephone number at such address is (502) 572-2000.

                     NONQUALIFIED INITIAL OPTION PLAN
General

      This Prospectus is being used, in part, in connection with the offering and sale by the Company of shares of the Company's Common Stock which are issuable upon exercise of options which were granted by HCA in 1989 pursuant to its Nonqualified Initial Option Plan (the "Plan") which was assumed by the Company in the HCA Merger. Shares issued under the Plan shall be authorized but unissued shares.

      The Plan was adopted by HCA in March 1989 in connection with the acquisition by merger (the "Old Merger") in March 1989 of Hospital Corporation of America ("Original HCA"), then a publicly-held Tennessee corporation, by senior management of Original HCA and certain other investors. Under the Plan, options to purchase shares of common stock (the "Initial Options") were granted on the effective date of the Old Merger to certain present and former officers, directors and key employees of Original HCA and of its subsidiaries ("Grantees") in consideration for the cancellation by the recipients of options in respect of shares of Original HCA common stock ("Original HCA Options") under Original HCA's pre-Old Merger employee stock option plan. For each $2.273 of Spread represented by canceled Original HCA Options (the term "Spread" meaning the excess of $51 over the exercise price of each canceled Original HCA Option), such investors in Original HCA elected to receive Initial Options to purchase one share of the HCA Common Stock at an exercise price of $0.227 per share. The Plan was assumed by the Company in connection with the HCA Merger and each option was adjusted consistent with the terms of the HCA Merger into the right to acquire 1.05 shares of Common Stock for each share of HCA Common Stock, (the "Exchange Ratio"). Accordingly, the exercise price per share of Common Stock was adjusted to $0.2162 per share of Common Stock.

      A total of 297,990 Initial Options were outstanding, vested and unexercised as of February 10, 1994 and held by seven individuals. No Initial Options remain available for grant under the Plan as of February 10, 1994.

Administration

      The Plan is administered by the Compensation Committee of the Company's Board of Directors (the "Committee") which acts as manager and not trustee. The present members of the Committee are Darla D. Moore, Chairperson, Charles J. Kane, Robert D. Walter and William T. Young. The Committee members receive no additional compensation for administering the Plan. The members of the Committee serve in such capacity at the discretion of the Board of Directors. There are no specific terms relating to the length of time a member may serve or the method for removing him or her.

Exercisability

      All of the Initial Options are fully exercisable at any time before March 15, 2014 at an adjusted exercise price of $0.2162 per share.

Antidilution/Amendments to Plan

      These shares of Common Stock purchasable under the Initial Options are subject to adjustment in number and exercise price in the event of stock dividends, splits or consolidations of the outstanding Common Stock, other changes in capitalization, or various business combinations. The Board may at any time, or from time to time, amend the Plan in any respect, except that without shareholder approval, no amendment (i) may reallocate or increase the total number of shares of Common Stock available under the Plan, (ii) may materially increase the benefits accruing to participants or (iii) may materially change the requirements for eligibility. Without consent of the Grantee, no amendment may adversely affect any right acquired prior to such amendment by such Grantee.

ERISA/Section 401(a) of the Internal Revenue Code

      The Plan is not subject to any provisions of the Employee Retirement Income Security Act of 1974 ("ERISA"). The Plan is not qualified under
Section 401(a) of the Internal Revenue Code.

Method of Exercise

      Notice; Exercise Price; Use of Owned Common Stock. Initial Options are exercisable by delivering or mailing to the Company a notice, on a form furnished by the Committee, specifying the number of shares to be purchased and a check, money order or other authorized means of payment for the full exercise price.

      Additionally, the exercise price may be paid, in whole or in part, at the option of the Grantee, in shares of the Company's Common Stock already owned by the Grantee. With respect to payment of the exercise price in shares of the Company's Common Stock:

      - The fair market value of the shares delivered in payment of all or part of the exercise price is deemed to be the average of the "high" and "low" prices per share of publicly-traded Company Common Stock as reported in The Wall Street Journal on the last business day prior to the day of payment of the exercise price.

      - In order to prevent the need for fractional shares and in order to ensure that the full exercise price has been paid, the Grantee, on the day of the exercise of his or her Initial Options, may only deliver or mail to the Company the largest whole number of shares which, when their fair market value has been determined as described above, is less than or equal to the total exercise price for the Initial Options exercised on that day.

      - The difference, if any, between the total exercise price for the Initial Options exercised and the actual market value of the shares tendered as determined on the business day immediately before the day of option exercise is to be paid in the form of cash or money order payable to the Company.

      Withholding Tax. Additionally, at the time of exercise a Grantee will be required to pay the Company the aggregate amount of withholding tax required by Federal, state and local authorities calculated on the income to the Grantee resulting from the excess of the then market price of the Common Stock over the exercise price of the Initial Option. Also, a Grantee may elect to pay withholding taxes in excess of the statutory minimum as long as the amount paid does not exceed the Grantee's estimated Federal, state and local tax obligations associated with the exercise, including FICA and FUTA taxes to the extent applicable. In certain circumstances, a Grantee may be permitted to pay the withholding taxes by delivering previously owned shares of the Common Stock or by electing to have the Company withhold shares of the Common Stock due such Grantee upon the option exercise (such shares turned in being valued at their then fair market value).

Suspension or Termination of Plan

      The Board of Directors may at any time terminate or suspend the Plan or amend certain provisions of the Plan. No termination, suspension or amendment of the Plan, however, may adversely affect any right acquired by a Grantee, or by any estate of a Grantee, under the terms of an Initial Option granted before the date of such termination, suspension or modification, unless such Grantee or successor shall consent; but it shall be conclusively presumed that any adjustment for changes in capitalization as provided in the Plan does not affect any such right.

Tax Information

      The Initial Options granted under the Plan are not intended to be "qualified" stock options under the Internal Revenue Code, but are designed to qualify for tax treatment under which taxable income is realized upon the exercise of the option. Upon exercise of the option, the Grantee is subject to ordinary income tax on the difference between the exercise price of the option and the fair market value of the Common Stock determined at the time of exercise.

      A Grantee that elects to exercise Initial Options, in whole or in part, by delivering the Common Stock in lieu of cash for the exercise price or the costs of tax withholding, will recognize ordinary income upon exercise to the extent of the difference between the fair market value of shares received and those exchanged less cash paid, if any.

Transferability

      All Initial Options granted under the Plan are transferable only by gift to the relatives of a Grantee or by will or the laws of descent and distribution.

                            CHARITABLE OPTIONS

      The Charitable Options are subject to the terms and provisions of one of the following agreements (1) the Stock Option Pledge Agreement (the "1990 SOP Agreement") dated October 1, 1990, between HCA and a charitable foundation in respect of Charitable Options exercisable originally into 215,600 shares of HCA's Class A Common Stock (the "1990 Charitable Options"); (2) the Stock Option Pledge Agreement dated December 27, 1991 (the "1991 SOP Agreement") between HCA and a charitable foundation in respect of Charitable Options exercisable originally into 400,000 shares of HCA Class A Common Stock (the "1991 Charitable Options"); (3) the Stock Option Pledge Agreement dated May 24, 1993 (the "1993 SOP Agreement") between HCA and a charitable organization in respect of Charitable Options exercisable originally into 55,000 shares of HCA's Class A Common Stock (the "1993 Charitable Options") and (4) the Stock Option Pledge Agreement dated February 7, 1994 (the "1994 SOP Agreement") between HCA and a charitable foundation in respect of Charitable Options exercisable originally into 29,566 shares of HCA's Class A Common Stock (the "1994 Charitable Options"). Just prior to the HCA Merger, the following Charitable Options remained outstanding: 215,600 of 1990 Charitable Options; 110,000 of 1991 Charitable Options; 45,426 of 1993 Charitable Options; and 29,566 of 1994 Charitable Options.

      In the HCA Merger, the Company assumed HCA's obligations in respect of the Charitable Options, provided that after applying the Exchange Ratio, the 400,592 Charitable Options immediately prior to the HCA Merger were automatically converted into 420,622 Charitable Options at the effective time of the HCA Merger. The Exchange Ratio also reduced the exercise price of the Charitable Options, as explained below. Fractional shares will not be issued.

      The 1990 Charitable Options are exercisable at any time prior to October 1, 2015 at an adjusted exercise price of $0.2162 per share, all payable in cash. The 1991 Charitable Options are exercisable at any time prior to December 27, 2016 at an adjusted exercise price of $0.5952 per share, all payable in cash. The 1993 Charitable Options will be exercisable at August 1, 1994, 1995, and 1996 pursuant to the vesting formula set out in the 1993 SOP Agreement at an adjusted exercise price of $0.5952 per share, all payable in cash and expire May 31, 2003. The 1994 Charitable Options are exercisable at any time prior to February 7, 2019 at an adjusted exercise price of $0.5952 per share, all payable in cash.


      Any change in the number of outstanding shares of Common Stock occurring through stock splits, stock dividends or stock consolidations shall be reflected in a change in the number of shares exercisable upon exercise of the Charitable Options.

                        ISSUANCE OF COMMON STOCK TO
                           EMPLOYEES TO PAY THEM
                          THEIR GAIN UNDER HCA'S
                       EMPLOYEE STOCK PURCHASE PLAN

      In connection with the HCA Merger, the Company agreed to pay to each employee who was a participant in HCA's 1992 Employee Stock Purchase Plan (the "Stock Purchase Plan") for the plan year ending May 31, 1994 an amount equal to the product of (a) the excess of (i) the closing price of the Company's Common Stock on the New York Stock Exchange on October 1, 1993 ($30.25) over (ii) the option price under the Stock Purchase Plan ($16.58) and (b) the number of shares of the Class A Common Stock of HCA which, immediately prior to the effective time of the HCA Merger (the "Effective Time"), could have been purchased under the Stock Purchase Plan with the funds held in such participant's account under such plan at such time.

      This amount (1) shall be payable to employees who were participants in the Stock Purchase Plan in shares of Common Stock of the Company (the Shares being valued for this purpose on the basis of the average of the closing sales prices of a Share as reported on the New York Stock Exchange Composite Tape over the ten (10) business days immediately preceding the day during which the Effective Time occurs) and (2) will be paid to such participants as promptly as practicable after the Effective Time, provided however, that cash shall be paid the participants in lieu of fractional Company shares (valued on the same basis as set forth above). Up to 150,000 shares will be distributed to approximately 9,700 participants as a result of termination of the Stock Purchase Plan.

      The Company has also agreed to pay each employee who was a participant under the Stock Purchase Plan in cash, as promptly as practicable after the Effective Time, the funds in such participant's contribution account under the Plan, without interest, in conformity with the provisions of the Stock Purchase Plan (minus withholding taxes, social security taxes and other applicable payroll deductions).

        RESTRICTIONS ON SALES OF COMMON STOCK/AFFILIATES/SECTION 16

      This Prospectus covers the registration of Common Stock issuable by the Company upon the purchase of shares of Common Stock upon the exercise of Initial Options, or Charitable Options and the issuance of ESPP Shares. This Prospectus does not cover the resale of such shares of Common Stock. Persons who are not deemed to be "affiliates" of the Company, are not restricted as to sale or other disposition of such shares. However, it should be noted that all sales of securities, including Common Stock, are subject to anti-fraud provisions contained in federal and state securities laws.

      An "affiliate" of the Company is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company. Persons deemed to be affiliates may sell or otherwise dispose of shares pursuant to Rule 144 promulgated by the Securities and Exchange Commission. The Rule 144 procedure is subject to certain limitations and requirements including limitations on the number of shares of Common Stock which may be sold in any three-month period.

      Also, any executive officer or director of the Company holding an Initial Option granted under the Plan should consider the applicability of Sections 16 of the Securities Exchange Act of 1934 in connection with the exercise of any Initial Options and the disposition of any shares of Common Stock so acquired.

      As a result of the foregoing discussion in this section, it may be advisable for purchasers of shares of Common Stock hereunder to consult with legal counsel concerning the securities law implications of the exercise of Initial Options or Charitable Options, or on the issuance of ESPP Shares, as the case may be, and the acquisition or disposition of shares of Common Stock obtained as a result thereof.

                              USE OF PROCEEDS

      The net proceeds to be received by the Company from the exercise of the Initial Options and the Charitable Options will be used by the Company for general corporate purposes. The Company will not receive any proceeds from its issuance of the ESPP Shares.

                   DESCRIPTION OF COLUMBIA CAPITAL STOCK

Authorized Capital Stock

      The Company's authorized capital stock consists of 800,000,000 authorized shares of Columbia/HCA Common Stock, 25,000,000 shares of Columbia/HCA Nonvoting Common Stock and 25,000,000 shares of Columbia/HCA Preferred Stock.

Common Stock

      The holders of Common Stock are entitled to one vote for each share on all matters voted on by the stockholders, including the election of directors and, except as otherwise required by law, as provided in the Company's Restated Certificate of Incorporation with respect to the Series A Preferred Stock (as defined below) or provided in any resolution adopted by the Company's Board of Directors with respect to any series of Preferred Stock, will exclusively possess all voting power. The holders of Common Stock do not have any cumulative voting, conversion, redemption or preemptive rights. Subject to any preferential rights of any outstanding series of Preferred Stock designated by the Columbia Board from time to time, the holders of Common Stock are entitled to such dividends as may be declared from time to time by the Board of Directors from funds available therefor, and upon liquidation are entitled to receive pro rata all assets of the Company available for distribution to such holders. The terms of the Common Stock provide that any Regulated Stockholder (as defined under "Comparative Rights of Stockholders - Common Stock and Nonvoting Common Stock") may convert shares of Common Stock into Nonvoting Common Stock.

Nonvoting Common Stock

      The rights of holders of Columbia Nonvoting Common Stock are identical to those of holders of Common Stock, except with respect to voting and conversion rights. The holders of Nonvoting Common Stock will have no right to vote on matters submitted to a vote of stockholders, except (i) as to an amendment of a provision of the Company's Restated Certificate of Incorporation that would adversely affect the powers, preferences or special rights of the holders of the Nonvoting Common Stock and (ii) as otherwise required by law.

      The shares of Nonvoting Common Stock are convertible into Common Stock on a share-for-share basis (subject to anti-dilution adjustments), except that no holder of shares of Nonvoting Common Stock may convert any such shares to the extent that, as a result, the holder and its affiliates, directly or indirectly, would own, control or have the power to vote a greater number of shares of Common Stock or other voting capital stock of Columbia than the holder and its affiliates would be permitted to own, control or have power to vote under any law, regulation, rule or other requirement of any governmental authority at the time applicable to the holder or its affiliates.

Preferred Stock

      The Board of Directors is authorized to provide for the issuance of shares of Preferred Stock, in one or more series, and to fix for each such series such voting powers, designations, preferences and relative, participating, optional and other special rights, and such qualifications, limitations or restrictions, as are stated in the resolution adopted by the Board of Directors providing for the issuance of such series and as are permitted by Delaware law. In connection with the stockholder rights plan adopted by the Company, the Company's Restated Certificate of Incorporation provides for the issuance of a series of 8,000,000 shares of Columbia Preferred Stock designated as the Series A Participating Preferred Stock (the "Series A Preferred Stock") and a series consisting of 250,000 shares of Preferred Stock designated as the Series B Participating Preferred Stock (the "Series B Preferred Stock"). For a description of the terms of the Series A Preferred Stock and Series B Preferred Stock, see "--Preferred Stock Purchase Rights."

Preferred Stock Purchase Rights

      The Board of Directors has adopted a stockholders rights plan, pursuant to which one Preferred Stock Purchase Right (a "Right") is issued with respect to each share of Common Stock issued by the Company. Each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of Series A Preferred Stock at a price of $100, subject to adjustment (the "Purchase Price"). The description and terms of the Rights are set forth in a Rights Agreement as amended, dated September 1, 1993 (the "Rights Agreement") between Columbia and Mid-America Bank of Louisville & Trust Company, as Rights Agent (the "Rights Agent").

      Currently, the Rights are attached to all Common Stock certificates representing shares outstanding and are not represented by separate Rights certificates. Until the earlier to occur of (i) the first date (the "Stock Acquisition Date") of a public announcement that, without the prior approval of the Company, a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire beneficial ownership of securities having 15% or more of the voting power of all outstanding voting securities of the Company or (ii) ten days (unless such date is extended by the Board of Directors) following the commencement of (or a public announcement of an intention to make) a tender offer or exchange offer which would result in any person or group of related person becoming an Acquiring Person (the earlier of such dates being called the "Rights Distribution Date"), the Rights will be evidenced by Common Stock certificates. Until the Rights Distribution Date, the Rights will be transferred only with Common Stock certificates. Common Stock certificates contain a notation incorporating the Rights Agreement by reference. Until the Rights Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for Common Stock outstanding as of the Rights Distribution Date will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate. As soon as practicable following the Rights Distribution Date, separate certificates evidencing the Rights ("Rights Certificates") will be mailed to holders of record of the Common Stock as of the close of business on the Rights Distribution Date, and the separate Rights Certificates alone will evidence the Rights.

      The Rights are not exercisable until the Rights Distribution Date. The Rights expire on the earliest of (i) September 1, 2003, (ii) consummation of a merger transaction with a person or group who acquired Common Stock pursuant to a Permitted Offer (as defined below), and is offering in the merger the same form of consideration, and not less than the price per share, paid pursuant to the Permitted Offer or (iii) redemption of the Rights by the Company as described below.

      The Purchase Price payable, and the number of shares of Series A Preferred Stock or other securities issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Series A Preferred Stock, (ii) upon the grant to holders of the Series A Preferred Stock of certain rights or warrants to subscribe for Series A Preferred Stock certain convertible securities or securities having rights, privileges and preferences the same as, or more favorable than, the Series A Preferred Stock at less than the current market price of the Series A Preferred Stock or (iii) upon the distribution to holders of the Series A Preferred Stock of evidences of indebtedness, cash (excluding regular quarterly cash dividends out of earnings or retained earnings), assets (other than a dividend payable in Series A Preferred Stock) or of subscription rights or warrants (other than those referred to above).

      In the event that, after the first date of public announcement by the Company or an Acquiring Person that an Acquiring Person has become such, the Company is involved in a merger or other business combination transaction in which the Common Stock is exchanged or changed (other than a merger with a person or group who acquired Common Stock pursuant to a Permitted Offer and is offering in the merger not less than the price paid pursuant to the Permitted Offer and the same form of consideration paid in the Permitted Offer), or 50% or more of the Company's assets or earning power are sold (in one transaction or a series of transactions), proper provision shall be made so that upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company (or, in the event that there is more than one acquiring company, the acquiring company receiving the greatest portion of the assets or earning power transferred) which at the time of such transaction would have a market value of two times the exercise price of the Right (such right being called the "Merger Right"). "Permitted Offer" means a tender offer or exchange offer for all outstanding shares of Common Stock at a price and on terms determined, prior to the purchase of shares under such tender offer or exchange offer, by at least a majority of the members of the Board of Directors who are not officers of the Company to be both adequate and otherwise in the best interest of the Company, its stockholders (other than the person on whose behalf the offer is being made) and other relevant constituencies.

      In the event that an Acquiring Person becomes such, proper provision shall be made so that each holder of a Right will have, for a 60 day period thereafter, the right to receive upon exercise that number of shares of Common Stock having a market value of two times the exercise price of the Right, to the extent available, and then (after all authorized and unreserved shares of Common Stock have been issued) a common stock equivalent (such as Series A Preferred Stock or another equity security with at least the same economic value as the Common Stock), or, in certain circumstances, cash, property or a reduction in the purchase price, having a market value of two times the exercise price of the Right (such right being called the "Subscription Right").

      The holder of a Right will continue to have the Merger Right whether or not such holder exercises the Subscription Right. Upon the occurrence of any of the events giving rise to the right to exercise the Merger Right or the Subscription Right, any Rights that are or were at any time owned by an Acquiring Person shall become void insofar as they relate to the Merger Right or the Subscription Right.

      With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional shares will be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of the Common Stock on the last trading date prior to the date of exercise.

      At any time prior to the earlier to occur of (i) a person becoming an Acquiring Person or (ii) the expiration of the Rights, the Company may redeem the Rights in whole, but not in part, at a price of $.01 in cash per Right (the "Redemption Price"), which redemption shall be effective upon the action of the Board of Directors in the exercise of its sole discretion. Additionally, the Company may, following the Stock Acquisition Date, redeem the then outstanding Rights in whole, but not in part, at the Redemption Price provided that such redemption is (i) in connection with a merger or other business combination transaction or series of transactions involving the Company in which all holders of

Common Stock are treated alike but not involving an Acquiring Person or any person who was an Acquiring Person or (ii) following an event giving rise to, and the expiration of the exercise period for, the Subscription Right if and for as long as no person beneficially owns securities representing 15% or more of the voting power of the Company's voting securities. Upon the effective date of the redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

      Any of the provisions of the Rights Agreement may be amended by the Board of Directors prior to the Rights Distribution Date. After the Rights Distribution Date, the provisions of the Rights Agreement may be amended by the Board of Directors to cure any ambiguity, defect or inconsistency, or to make changes which do not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person).

      The Series A Preferred Stock purchasable upon exercise of the Rights will be nonredeemable and junior to any other series of preferred stock the Company may issue (unless otherwise provided in the terms of such stock). Each share of Series A Preferred Stock will have a preferential quarterly dividend in an amount equal to 100 times the dividend declared on each share of Common Stock, but in no event less than $1.00. In the event of liquidation, the holders of Series A Preferred Stock will receive a preferred liquidation payment equal to $100 per share, plus an amount equal to accrued and unpaid dividends thereon to the date of such payment. Each share of Series A Preferred Stock will have 100 votes, voting together with the shares of Common Stock. In the event of any merger, consolidation or other transaction in which shares of Common Stock are exchanged, each share of Series A Preferred Stock will be entitled to receive 100 times the amount and type of consideration received per share of Common Stock. The rights of Series A Preferred Stock as to dividends, liquidation and voting, and in the event of mergers and consolidations, are protected by customary anti-dilution provisions. Fractional shares of Series A Preferred Stock will be issuable; however, the Company may elect to distribute depository receipts in lieu of such fractional shares. In lieu of fractional shares other than fractions that are multiples of one one-hundredth of a share, an adjustment in cash will be made based on the market price of the Series A Preferred Stock on the last trading date prior to the date of exercise. The terms of the Series A Preferred Stock also provide that any Regulated Stockholder may convert shares of Series
A Preferred Stock into Series B Preferred Stock.

      Until a Right is exercised, the holder thereof, as such, has no rights as a stockholder of the Company including, without limitation, the right to vote or to receive dividends.

      The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company without conditioning the offer on the Rights being redeemed or a substantial number of Rights being acquired. However, the Rights should not interfere with any tender offer or merger approved by the Company because the Rights (i) do not become exercisable in the event of a Permitted Offer and expire automatically upon the consummation of a merger in which the form of consideration is the same as, and the price is not less than the price paid in, the Permitted Offer and (ii) are redeemable in connection with an approved merger in which all holders of Common Stock are treated alike.

      In addition, the Rights Agreement also provides for the issuance of one Preferred Stock Purchase Right (a "Nonvoting Right") with respect to each share of Nonvoting Common Stock. Each Nonvoting Right will entitle the registered holder to purchase from the Company one one-hundredth of a share of Series B Preferred Stock at a price of $100, subject to adjustment. The terms of the Nonvoting Rights and the Series B Preferred Stock are substantially identical to the terms of the Rights and the Series A Preferred Stock except that (i) the Series B Preferred Stock do not have the right to vote on matters upon which the Common Stock have the right to vote, (ii) the subscription right applicable to the Nonvoting Rights differ from the Subscription Right in that each holder of a Nonvoting Right will have, for a 60-day period after an Acquiring Person becomes such, the right to receive upon exercise thereof Nonvoting Common Stock or a common stock equivalent to the Nonvoting Common Stock instead of Common Stock, which is the case with respect to the Rights, and (iii) the shares of Series B Preferred Stock will be convertible into shares of Series A Preferred Stock.

      The foregoing summary of certain terms of the Rights is qualified in its entirety by reference to the Rights Agreement, a copy of which is incorporated herein by reference.

                           PLAN OF DISTRIBUTION

      This Prospectus is being issued in connection with the offering by the Company of 868,612 shares of Common Stock purchasable by (i) Grantees who have been granted 297,990 Initial Options under the Plan, (ii) charitable organizations which have been granted 420,622 Charitable
Options and (iii) up to 150,000 shares of Common Stock issuable to participants in the Stock Purchase Plan for the plan year ending May 31, 1994. See the discussion above about the plan of distribution set forth under the captions "Nonqualified Initial Option Plan," "Charitable Options" and
"Issuance of Common Stock to Employees to Pay them Their Gain Under HCA's Employee Stock Purchase Plan" in this Prospectus.

      The shares purchased hereunder shall be issued from the authorized but unissued shares of Common Stock of the Company. No fees shall be charged in connection with any exercise of an Initial Option or Charitable Option or the issuance of the ESPP Shares.

      This Prospectus may not be used for reoffers or resales of Common Stock acquired hereunder.

                               LEGAL MATTERS

      The validity of the issuance of the shares of Common Stock being offered hereby will be passed upon for the Company by Stephen T. Braun, Senior Vice President and General Counsel of the Company. As of January 31, 1994, Mr. Braun owned 1,072 shares and had stock options to purchase 44,500 shares of Common Stock of the Registrant.

                                  EXPERTS

      The consolidated financial statements and financial statement schedules of Galen and the supplemental consolidated financial statements and supplemental financial statement schedules of the Company, incorporated herein by reference in this Prospectus, have been audited by Coopers & Lybrand, independent accountants, to the extent and for the periods indicated in their reports thereon incorporated by reference herein, which include explanatory paragraphs regarding (as to the Company) the merger of Columbia Hospital Corporation and Galen Health Care, Inc. and (as to the Company and Galen) on a change in accounting for income taxes. Such financial statements and financial statement schedules audited by Coopers & Lybrand have been incorporated herein by reference in reliance upon such reports given upon the authority of said firm as experts in accounting and auditing.

      The consolidated financial statement schedules of Columbia Hospital Corporation, incorporated by reference in this Prospectus, have been audited by Arthur Andersen & Co., independent public accountants, as indicated in their report with respect thereto. Such financial statements and schedules audited by Arthur Andersen & Co. have been incorporated herein by reference in reliance upon the authority of said firm as experts in accounting and auditing in giving such report.

      The consolidated financial statements and financial statement schedules of HCA-Hospital Corporation of America, incorporated by reference in this Prospectus, and which are referred to and made a part of this Prospectus, have been audited by Ernst & Young, independent auditors, as set forth in their report thereon, included therein, and incorporated herein by reference. Such financial statements and schedules are incorporated herein by reference in reliance on such report given upon the authority of such firm as experts in accounting and auditing.

      This Prospectus does not                  COLUMBIA/HCA HEALTHCARE
constitute an offer or solicitation                     CORPORATION
by anyone in any state in which such
offer or solicitation is not authorized               868,612 Shares
or in which the person making such offer
or solicitation is not qualified to do                 Common Stock
so or to anyone to whom it is unlawful
to make such offer or solicitation.                    $.01 Par Value












      -----------------
                                                            --------------

                                                             PROSPECTUS

TABLE OF CONTENTS                                       February ___, 1994

                                          -Page-

Available Information                      4
Incorporation of Certain
  Documents by Reference                   4
The Company                                6
Non-Qualified Initial Option Plan          6
Charitable Options                         9
Issuance of Common Stock to               10
  Employees to Pay Them
  Their Gain Under HCA's
  Employee Stock Purchase Plan
Restrictions on Sales of
  Common Stock/Affiliates/Section 16      10
Use of Proceeds                           11
Description of Capital Stock              11
Plan of Distribution                      16
Legal Matters                             17
Experts                                   17

                                  PART II

                  INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

      The following is a statement of estimated expenses to be paid by the Company in connection with the issuance and distribution of the securities being registered:

      Securities and Exchange Commission
       Registration Fee                         $  2,193.00
      Legal Fees and Expenses                      5,000.00
      Accounting Fees and Expenses                10,000.00
      Miscellaneous                                2,807.00
                                                  _________
        TOTAL                                    $20,000.00
                                                  =========

Item 15.  Indemnification of Directors and Officers.

      Section 145 of the Delaware General Corporation Law (the "GCL") permits a Delaware corporation to indemnify any person who was or is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, such person had no reasonable cause to believe the conduct was unlawful. A Delaware corporation may indemnify such persons in actions brought by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless and to the extent the Court of Chancery of the State of Delaware, or the court in which such action or suit is brought, determines upon application that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the Court of Chancery or other such court deems proper. To the extent such person has been successful on the merits or otherwise in defense of any action referred to above, or in defense of any claim, issue or matter therein, the corporation must indemnify such person against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith. Corporations, under certain circumstances, may pay expenses incurred by an officer or director in advance of the final disposition of an action for which indemnification may be permitted or required.

The indemnification and advancement of expenses provided for or granted pursuant to Section 145 of the GCL are not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise. Section 145 further provides that a corporation may maintain insurance against liabilities for which indemnification is not expressly provided by statute.

      The Sixteenth Article of the Company's Restated Certificate of Incorporation essentially provides for the indemnification of directors, officers, employees and agents of the Company to the fullest extent authorized by the GCL.

      The Company will have in effect officers and directors liability insurance policies with various insurance companies. The policies provide indemnity to the directors and officers of the Company for loss arising from claims concerning a covered wrongful act where there is no corporate indemnification. The insurance will also reimburse the Company for indemnification it may be required by statute or the Company's Restated Certificate of Incorporation or By-laws to make to any of its directors and officers in connection with a claim by reason of a wrongful act. The policy covers negligent acts, errors, omissions, or breach of duty by a director or officer. The principal exclusions from coverage include the following: (i) violations of Section 16(b) of the Securities Exchange Act of 1934; (ii) dishonest acts; and (iii) libel, slander or non-monetary damages. The policy provides for a $1,000,000 deductible self-insurance retention by the Company. The limit of liability under the policies is $60,000,000 in the aggregate annually for coverage in excess of deductibles and participation.

      The Company has entered into Indemnity Agreements (the "Agreements") with certain of its directors and officers ("Indemnitees"), whereby the Company will indemnify such parties and advance expenses to the fullest extent permitted by the GCL.

      An Indemnitee will not be entitled to indemnification or advancement of expenses under the Agreements with respect to any proceeding or claim brought or made by the Indemnitee against the Company. If the Indemnitee is not entitled to indemnification of all expenses, he or she may still be indemnified for a portion of the expenses. The determination of entitlement to indemnification under the Agreements will be made by a majority of a quorum of disinterested directors, independent counsel or by the stockholders of the Company. In the event of a change in control of the Company (as defined in the Agreements), the determination of entitlement will be made, if the Indemnitee so elects, by an independent counsel selected by the Indemnitee, and the Company will have the burden of proof to overcome a presumption that the Indemnitee is entitled to indemnification.

      The Agreements further provide that to the extent the Company maintains a liability insurance policy for directors, officers, employees, agents or fiduciaries, the Indemnitee will be covered by such policy in accordance with its terms to the maximum extent of the coverage available for any such officer, director, employee, agent or fiduciary under the policy. The Agreements will terminate upon the later of: (a) 10 years after the date the Indemnitee ceases to serve; or (b) the final termination of all pending proceedings covered thereunder.

Item 16.  Exhibits.

      The Exhibit Index immediately preceding the exhibits is incorporated by reference herein.

Item 17.  Undertakings.

      The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i)   To include any prospectus required by
            Section 10(a)(3) of the Securities Act of 1933, unless the information required to be included in such post-effective amendment is contained in a periodic report filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 and incorporated herein by reference;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement, unless the information required to be included in such post-effective amendment is contained in a periodic report filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 and incorporated herein by reference; and

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration
            Statement or any material change to such information in the Registration Statement;

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Louisville, Commonwealth of Kentucky, on the 23 day of February, 1994.


                               COLUMBIA/HCA HEALTHCARE CORPORATION
                               By    STEPHEN T. BRAUN
                               Senior Vice President and
                               General Counsel

                             POWER OF ATTORNEY

      Know All Men By These Presents, that each person whose signature appears below constitutes and appoints Stephen T. Braun and David C. Colby, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all Amendments (including Post-Effective Amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform such and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                Title                                Date


Thomas F. Frist,Jr.,M.D.  Chairman of the Board         February 23, 1994

Richard L. Scott         Chief Executive Officer        February 23, 1994
                         (Principal Executive Officer)
                         and Director

David C. Colby           Chief Financial Officer        February 23, 1994
                         (Principal Financial Officer)

Richard A. Lechleiter    Vice President & Controller    February 23, 1994
                      (Principal Accounting Officer)

Magdalena Averhoff, M.D.      Director                  February 23, 1994

J. David Grissom              Director                  February 23, 1994

Ethan Jackson                 Director                  February 23, 1994

Charles J. Kane               Director                  February 23, 1994

John W. Landrum               Director                  February 23, 1994

T. Michael Long               Director                  February 23, 1994

Darla D. Moore                Director                  February 23, 1994

Rodman W. Moorhead III        Director                  February 23, 1994

Carl F. Pollard               Director                  February 23, 1994

Carl E. Reichardt             Director                  February 23, 1994

Frank S. Royal, M.D.          Director                  February 23, 1994

Robert D. Walter              Director                  February 23, 1994

William T. Young              Director                  February 23, 1994

                             INDEX TO EXHIBITS

Exhibit Index



4.1 Restated Certificate of Incorporation filed as Appendix D to the Company's Registration Statement on Form S-4, as amended, (No. 33-50735), is incorporated by reference herein.

4.2          Stock Option Pledge Agreement - 1990

4.3          Stock Option Pledge Agreement - 1991

4.4          Stock Option Pledge Agreement - 1993

4.5          Stock Option Pledge Agreement - 1994

4.6          HCA Initial Option Plan

4.7 Form of Amended and Restated Rights Agreement, dated February 10, 1994 between Columbia Healthcare Corporation and Mid-America Bank of Louisville and Trust Company. Exhibit 4.9 to the Company's Registration Statement on Form S-4, as amended, (File No. 33-50735) is incorporated by reference herein.

5 Opinion of Stephen T. Braun, Senior Vice President and General Counsel of the Registrant, as to the validity of the securities registered herein.

24.1 Consent of Stephen T. Braun, Senior Vice President and General Counsel of the Registrant, included in 5 above.

24.2         Consent of Coopers & Lybrand.

24.3         Consent of Ernst & Young

24.4         Consent of Arthur Andersen & Co.

25 Power of Attorney (included on the signature page of this Registration Statement).